EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Nastech
Pharmaceutical Company Inc.:

We consent to incorporation by reference in the registration statements (No. 333-16507 and No. 333-45264) on Forms S-2, (No. 333-44035, No. 333-59472, No. 333-62800, No. 333-72742, No. 333-108845, No. 333-111324, No. 333-119429, No. 333-127831, No. 333-138088 and No. 333-148771) on Forms S-3 and (No. 333-28785, No. 333-46214, No. 333-49514, No. 333-92206, No. 333-92222, No. 333-118206, No. 333-126905, No. 333-135724 and No. 333-146183) on Forms S-8 of Nastech Pharmaceutical Company Inc. and subsidiaries of our reports dated March 17, 2008, with respect to the consolidated balance sheets of Nastech Pharmaceutical Company Inc. and subsidiaries as of December 31, 2006 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Nastech Pharmaceutical Company Inc. Our report dated March 17, 2008 refers to a change in the method of accounting for all stock-based awards made to employees and directors effective January 1, 2006, and contains an explanatory paragraph that states that the Company has suffered recurring losses, has had recurring negative cash flows from operations, and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  KPMG LLP

Seattle, Washington
March 17, 2008